PA|C

PREFERRED APARTMENT COMMUNITIES

SUPPLEMENTAL FINANCIAL DATA

Q3 2020

APTS LISTED NYSE

Preferred Apartment Communities, Inc. Reports Results for Third Quarter 2020

Atlanta, GA, November 9, 2020
    Preferred Apartment Communities, Inc. (NYSE: APTS) ("we," "our," the "Company," "Preferred Apartment Communities" or "PAC") today reported results for the quarter ended September 30, 2020. Unless otherwise indicated, all per share results are reported based on the basic weighted average shares of Common Stock and Class A Units ("Class A Units") of the Preferred Apartment Communities Operating Partnership (our "Operating Partnership") outstanding. See Definitions of Non-GAAP Measures on page S-22.

    Our operating results are presented below.

	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% change	2020	2019	% change

Revenues (in thousands)	$126,697	$120,203	5.4%	$381,076	$345,561	10.3%

Per share data:
Net income (loss) (1)	$(0.79)	$(0.71)	—	$(6.21)	$(2.02)	—
FFO (2)	$0.17	$0.31	(45.2)%	$(3.17)	$1.06	—
Core FFO (2)	$0.26	$0.35	(25.7)%	$0.77	$1.14	(32.5)%
AFFO (2)	$0.07	$0.12	(41.7)%	$0.58	$0.66	(12.1)%
Dividends (3)	$0.1750	$0.2625	(33.3)%	$0.6125	$0.785	(22.0)%

(1) Per weighted average share of Common Stock outstanding for the periods indicated.
(2) FFO, Core FFO and AFFO results are presented per basic weighted average share of Common Stock and Class A Unit in our Operating Partnership outstanding for the periods indicated. See Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders beginning on page S-3 and Definitions of Non-GAAP Measures beginning on page S-22.
(3) Per share of Common Stock and Class A Unit outstanding.

“We are very pleased to report another quarter of operational outperformance across all of our product types, as our high quality, Sunbelt-focused portfolio of Class A multifamily, grocery-anchored retail and office, continued to be a market leader in the third quarter. Our collections of recurring rent were in excess of 99%, 96%, and 99% for our multi-housing, grocery anchored retail, and office portfolios, respectively, adjusted for deferrals. While we continue to navigate the short and long term economic and human impacts of the COVID-19 pandemic, we believe that our best-in- class asset management, combined with our suburban Sunbelt focus, and its associated broad positive economic drivers, provides stability for our portfolio, in the current environment and over the longer term.

Due to our operational success, we were able to focus our efforts on furthering key strategic goals for PAC, which includes closing the sale of our student housing assets for approximately $478 million. With our student housing rents and occupancy outperforming prior year, we were able to harvest meaningful capital for balance sheet enhancement and for investment in suburban, Sunbelt multifamily acquisitions. In September, we also put two proposals to a common stockholder vote: the approval to give common stockholders the ability to amend the Company’s bylaws and to reduce the Company’s call option on its Series A Redeemable Preferred stock from 10 years to 5 years. Having recently extended the date for our stockholder meeting, we are very pleased with the significant support so far for these measures which we believe are both shareholder friendly and will allow us to better manage our balance sheet and cost structure. We believe all of these efforts should ultimately help drive long term earnings growth and value creation for our stockholders,” stated Joel Murphy, Preferred Apartment Communities’ President and Chief Executive Officer.

Financial

•Our net loss per share was $(0.79) and $(0.71) for the three-month periods ended September 30, 2020 and 2019, respectively. Funds From Operations, or FFO, for the three months ended September 30, 2020 was $0.17 per weighted average share of Common Stock and Class A Unit outstanding and reflects lower purchase option termination revenues, lower interest income, higher preferred dividends and a higher share count. Core FFO was $0.26 for the three months ended September 30, 2020 as compared to $0.35 for the three months ended September 30, 2019 and was similarly impacted by the items listed above.

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•Our FFO per share result increased to $0.17 for the third quarter 2020 from $(0.01) for the second quarter 2020; our Core FFO per share result increased to $0.26 for the third quarter 2020 from $0.22 for the second quarter 2020 and our AFFO per share result increased to $0.07 for the third quarter 2020 from $0.05 for the second quarter 2020. Core FFO increased 22.1% for the third quarter 2020 from the second quarter 2020.

•Our Core FFO payout ratio to Common Stockholders and Unitholders was approximately 67.8% and our Core FFO payout ratio to our preferred stockholders was approximately 73.0%. (A)

•Our AFFO payout ratio to Common Stockholders and Unitholders was approximately 95.1% for the trailing twelve months ended September 30, 2020. Our AFFO payout ratio to our preferred stockholders was approximately 90.9% for the third quarter 2020, 78.5% for the nine months ended September 30, 2020 and 75.1% for the trailing twelve months ended September 30, 2020.(A) Our AFFO payout ratios were negatively impacted by the reduced level of accrued interest received on our real estate loan investment portfolio and increased property insurance rates. We have approximately $24.8 million of accrued interest revenue on our real estate loan investment portfolio, which will positively impact AFFO when collected.

•As of September 30, 2020, our total assets were approximately $4.7 billion. Our total assets at September 30, 2019 of approximately $5.3 billion included approximately $585.8 million of VIE mortgage pool assets attributable to other mortgage pool participants that were consolidated due to our investments in the Freddie Mac K Program. During the fourth quarter 2019 we sold our K Program investments, realizing an internal rate of return of approximately 18%. Excluding the consolidated VIE mortgage pool assets from the September 30, 2019 total, our total assets grew approximately $49.3 million.

(A) We calculate the Core FFO and AFFO payout ratios to Common Stockholders as the ratio of Common Stock dividends and distributions to Core FFO and AFFO. We calculate the Core FFO and AFFO payout ratios to preferred stockholders as the ratio of Preferred Stock dividends to the sum of Preferred Stock dividends and Core FFO and AFFO. Since our operations resulted in a net loss from continuing operations for the periods presented, a payout ratio based on net loss is not calculable. See Definitions of Non-GAAP Measures on page S-22.

The following chart details monthly cash collections of rental revenues before and after the effect of rent deferrals across all our operating business lines as of November 9, 2020:

	2020 Cash Collections of Recurring Rental Revenues (1)
Unadjusted for rent deferrals:	First quarter	April	May	June	July	August	September	October

Multifamily	99.9%	98.8%	98.8%	98.8%	98.8%	99.0%	99.0%	98.5%
Student housing	99.9%	97.9%	97.0%	97.4%	97.0%	98.6%	98.8%	98.9%
Office	99.8%	98.8%	97.3%	97.8%	98.9%	99.7%	99.9%	99.8%
Grocery-anchored retail (2)	99.4%	91.5%	89.7%	91.5%	94.1%	95.0%	96.4%	95.6%

	2020 Cash Collections of Recurring Rental Revenues (1)
Adjusted for rent deferrals:	First quarter	April	May	June	July	August	September	October

Multifamily	99.9%	99.7%	99.5%	98.9%	98.9%	99.0%	99.0%	98.5%
Student housing	99.9%	98.4%	97.4%	97.4%	97.0%	98.6%	98.8%	98.9%
Office	99.8%	99.7%	99.8%	99.9%	99.8%	99.7%	99.9%	99.8%
Grocery-anchored retail (2)	99.5%	96.8%	95.2%	95.7%	96.7%	96.0%	97.0%	96.5%

(1) Percent of revenue billed includes recurring charges for base rent, operating expense escalations, pet, garage, parking and storage rent, as well as receivables from U.S. Government tenants, from which collection is reasonably assured.
(2) Includes an investment in an unconsolidated joint venture that is not prorated for our ownership percentage.

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The following chart details monthly occupancy and percent leased rates across all our operating business lines:

	2020 Monthly Occupancy and Percentages Leased
	First quarter	April	May	June	July	August	September	October

Occupancy:
Multifamily (stabilized)	95.5%	94.4%	94.4%	95.2%	95.1%	96.0%	95.6%	95.4%
Student housing	96.1%	96.0%	95.8%	95.8%	95.9%	95.1%	95.3%	95.5%
Percent leased:
Office	96.7%	95.9%	96.2%	96.2%	96.1%	95.9%	95.5%	95.4%
Grocery-anchored retail (1)	92.6%	92.5%	92.5%	92.7%	92.8%	92.8%	92.5%	92.4%

(1) Includes an investment in an unconsolidated joint venture that is not prorated for our ownership percentage.

Operational

•Our average recurring rental revenue collections before and after any effect of rent deferrals for the third quarter 2020 were approximately 99.0% and 99.0% for multifamily communities, 99.5% and 99.8% for office properties and 95.2% and 96.6% for grocery-anchored retail properties, respectively. Rent deferments provided to our residents/tenants primarily related to a change of timing of rent payments with no significant changes to total payments or term.

•As of September 30, 2020, we have deferred $1.5 million of retail recurring rental revenue, or approximately 3.1% cumulatively over the last two quarters. Including this deferred rent, we have accounted for 96.6% and 95.9% of third quarter and second quarter retail recurring rental revenue, respectively. In addition to the deferrals, we granted approximately $324,000 of Covid related rental abatements, or approximately 0.7% of retail recurring rental revenues cumulatively over the last two quarters. These rental abatements were generally accompanied by an increase in the tenant’s lease term or the lease terms were amended to be more favorable to us. We have also reserved $928,000 or 3.4% of total retail revenues (inclusive of straight line rent) in the third quarter, increasing our total reserves to $2.5 million or 3.0% of total retail revenues year to date, which is 0.7% of total company rental and other property revenues.

•On July 31, 2020, we received approximately $18.7 million in full satisfaction of the principal and all interest due on our Palisades real estate loan investment. Included in this total was the receipt of approximately $375,000 of deferred interest revenue on the loan, which was additive to AFFO for the quarter.
•As of September 30, 2020, the average age of our multifamily communities was approximately 6.3 years, which is the youngest in the public multifamily REIT industry.

•As of September 30, 2020, all of our owned multifamily communities had achieved stabilization, which we define as reaching 93% physical occupancy for three full months in a quarter.

Financing and Capital Markets

•On July 10, 2020, we closed on a refinancing of the mortgage on our Citrus Village multifamily community. The new instrument has a principal amount of $40.9 million, bears interest at a fixed rate of 2.95% per annum and matures on August 1, 2027. Monthly interest-only payments are due through August 31, 2022.

•As of September 30, 2020, approximately 94.1% of our permanent property-level mortgage debt has fixed interest rates and approximately 4.2% has variable interest rates which are capped. We believe we are well protected against potential increases in market interest rates. Our overall weighted average interest rate for our mortgage debt portfolio was 3.68% for residential properties, 4.13% for office properties and 3.91% for grocery-anchored retail properties.

•At September 30, 2020, our leverage, as measured by the ratio of our debt to the undepreciated book value of our total assets, was approximately 54.0%.

•During the third quarter 2020, we issued and sold an aggregate of 34,603 shares of Series A1 Redeemable Preferred Stock, resulting in net proceeds of approximately $31.1 million after commissions and other fees. During the third quarter 2020, we
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issued and sold an aggregate of 7,862 shares of Series M1 Redeemable Preferred Stock, resulting in net proceeds of approximately $7.6 million after dealer manager fees. During the third quarter 2020, we issued approximately 617,000 shares of Common Stock through our ATM program, and collected net proceeds of approximately $4.5 million.

• During the third quarter 2020, we issued a total of 42,465 shares of preferred stock and redeemed 37,391 shares of preferred stock for a net total of 5,074 shares issued.

Significant Transactions

•On July 15, 2020, we contributed our Neapolitan Way grocery-anchored shopping center into an unconsolidated joint venture from which we collected approximately $19.2 million of proceeds and realized a gain on the transaction of approximately $3.3 million. Subsequently, the joint venture obtained a mortgage on the property, reducing our investment to approximately $6.9 million. We retain a 50% financial and voting interest in the property.

•On September 3, 2020, we closed on a real estate loan investment of up to approximately $20.7 million to partially finance the development and construction of a 320-unit multifamily community to be located in suburban Atlanta, Georgia. The aggregate carrying amount of our real estate loan investment portfolio was approximately $309.6 million at September 30, 2020.

Business Update Related to COVID-19

Since the onset of COVID-19, the Company has taken various actions in response to the pandemic, including offering extended rent deferral options and abatements in only very limited circumstances. While the effects and trends in the pandemic range from market to market, we continue to adjust our business operations to address the needs of our residents, tenants and associates on an asset by asset basis. Our property management and asset management teams continuously respond and adapt appropriately to any onsite, tenant and/or property management request, while following all applicable safety and social distancing guidelines as the situation continues to evolve and change. All of our multifamily communities, student housing properties, grocery-anchored shopping centers and office buildings have operated throughout the pandemic and in compliance with government-imposed COVID-19 guidelines and mandates. While we expect the impacts of COVID-19 generally to continue into 2021, the effects on our operations have been manageable and we believe this will continue barring a dramatic change in the trajectory of the pandemic.

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Real Estate Assets

    At September 30, 2020, our portfolio of owned real estate assets and potential additions from purchase options we held from our real estate loan investments consisted of:

	Owned as of September 30, 2020 (1)		Potential additions from real estate loan investment portfolio (2) (3)	Potential total
Residential properties:
Properties	44		12	56
Units	12,936		3,315	16,251
Beds	6,095		543	6,638
Grocery-anchored shopping centers:
Properties	54		—	54
Gross leasable area (square feet)	6,208,278		—	6,208,278
Office buildings:
Properties	9	(4)	1	10
Rentable square feet	3,169,000		195,000	3,364,000

(1) One multifamily community, two student housing properties, two grocery-anchored shopping centers and two office buildings are owned through consolidated joint ventures. One grocery-anchored shopping center is an investment in an unconsolidated joint venture.

(2) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.

(3) The Company has terminated various purchase option agreements in exchange for termination fees. These properties are excluded from the potential additions from our real estate loan investment portfolio.

(4) Excludes our 251 Armour property, comprising 35,000 rentable square feet that is under development and our 4th and Brevard land parcel that is slated for future development.

Same-Store Multifamily Communities Financial Data

    The following chart presents same-store operating results for the Company’s multifamily communities. We define our population of same-store multifamily communities as those that have achieved occupancy at or above 93% for all three consecutive months within a single quarter (stabilized) before the beginning of the prior year and that have been owned for at least 15 full months as of the end of the first quarter of the current year, enabling comparisons of the current year quarterly and annual reporting periods to the prior year comparative periods. The Company excludes the operating results of properties for which construction of adjacent phases has commenced and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. For the periods presented, same-store operating results consist of the operating results of the following multifamily communities containing an aggregate 8,694 units, or 79.6% of our multifamily units:

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Aster at Lely Resort	Avenues at Cypress	Avenues at Northpointe
Citi Lakes	Lenox Village	Retreat at Lenox Village
Overton Rise	Sorrel	Venue at Lakewood Ranch
Avenues at Creekside	525 Avalon Park	Vineyards
Citrus Village	Retreat at Greystone	City Vista
Founders Village	Luxe at Lakewood Ranch	Adara at Overland Park
Summit Crossing I	Summit Crossing II	Aldridge at Town Village
City Park View	Crosstown Walk	Claiborne Crossing
Reserve at Summit Crossing	Colony at Centerpointe	Lux at Sorrel
Green Park	Vestavia Reserve

Same-store net operating income is a non-GAAP measure that is most directly comparable to net income (loss), as shown in the reconciliations below. See Definitions of Non-GAAP Measures on page S-22.

Reconciliation of Net Income (Loss) to Multifamily Communities' Same-Store Net Operating Income (NOI)

	Three months ended:
(in thousands)	9/30/2020	9/30/2019

Net loss	$(3,602)	$(2,137)
Add:
Equity stock compensation	582	305
Depreciation and amortization	51,794	46,239
Interest expense	29,879	28,799
Management fees	—	8,611
Corporate G&A and other	7,898	1,364
Management Internalization	577	818
Provision for expected credit losses	(152)	—
Waived asset management and general and administrative expense fees	—	(3,081)
Less:
Interest revenue on notes receivable	10,649	12,608
Interest revenue on related party notes receivable	609	2,546
Miscellaneous revenues	608	—
Income from consolidated VIEs	—	591
Loss from unconsolidated joint venture	(120)	—
Loss on extinguishment of debt	(518)	(15)
Gains on sale of real estate and land condemnation	3,310	—

Property net operating income	72,438	65,188
Less:
Non-same-store property revenues	(77,447)	(67,559)
Add:
Non-same-store property operating expenses	26,524	23,872

Same-store net operating income	$21,515	$21,501

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Multifamily Communities' Same Store Net Operating Income

	Three months ended:
(in thousands)	9/30/2020	9/30/2019	$ change	% change
Revenues:
Rental and other property revenues	$37,383	$37,490	$(107)	(0.3)%

Operating expenses:
Property operating and maintenance	6,733	7,167	(434)	(6.1)%
Payroll	3,022	3,019	3	0.1%
Real estate taxes and insurance	6,113	5,803	310	5.3%
Total operating expenses	15,868	15,989	(121)	(0.8)%

Same-store net operating income	$21,515	$21,501	$14	0.1%

Same-store average physical occupancy	95.6%	95.6%

Corporate level expenses related to the management and operations of the Multifamily and Student housing property portfolios are allocated on a per unit basis to Property NOI and are included in Multifamily Same Store NOI.

Reconciliation of Net Income (Loss) to Multifamily Communities' Same-Store Net Operating Income (NOI)

	Nine months ended:
(in thousands)	9/30/2020	9/30/2019

Net loss	$(199,075)	$(6,094)
Add:
Equity stock compensation	1,058	922
Depreciation and amortization	153,096	137,191
Interest expense	90,608	83,166
Management fees	3,099	24,649
Corporate G&A and other	23,109	4,171
Management Internalization	179,828	1,143
Provision for expected credit losses	5,463	—
Waived asset management and general and administrative expense fees	(1,136)	(8,505)
Less:
Interest revenue on notes receivable	34,495	35,989
Interest revenue on related party notes receivable	3,750	9,980
Miscellaneous revenues	4,560	1,023
Income from consolidated VIEs	—	1,316
Loss from unconsolidated joint venture	(120)	—
Loss on extinguishment of debt	(6,674)	(84)
Gains on sale of real estate and land condemnation	3,789	751

Property net operating income	216,250	187,668
Less:
Non-same-store property revenues	(226,417)	(187,737)
Add:
Non-same-store property operating expenses	75,318	64,282

Same-store net operating income	$65,151	$64,213

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Multifamily Communities' Same Store Net Operating Income

	Nine months ended:
(in thousands)	9/30/2020	9/30/2019	$ change	% change
Revenues:
Rental and other property revenues	$111,855	$110,833	$1,022	0.9%

Operating expenses:
Property operating and maintenance	19,473	20,388	(915)	(4.4)%
Payroll	8,817	8,711	106	1.2%
Real estate taxes and insurance	18,414	17,521	893	5.1%
Total operating expenses	46,704	46,620	84	0.2%

Same-store net operating income	$65,151	$64,213	$938	1.5%

Corporate level expenses related to the management and operations of the Multifamily and Student housing property portfolios are allocated on a per unit basis to Property NOI and are included in Multifamily Same Store NOI.

Dividends

Quarterly Dividends on Common Stock and Class A OP Units

    On August 6, 2020, we declared a quarterly dividend on our Common Stock of $0.175 per share for the third quarter 2020. The third quarter dividend was paid on October 15, 2020 to all stockholders of record on September 15, 2020. In conjunction with the Common Stock dividend, the Company's operating partnership declared a distribution on its Class A Units of $0.175 per unit for the third quarter 2020, which was paid on October 15, 2020 to all Class A Unit holders of record as of September 15, 2020.

Monthly Dividends on Preferred Stock

    We declared monthly dividends of $5.00 per share on our Series A Redeemable Preferred Stock, which totaled approximately $33.0 million for the third quarter 2020 and represents a 6% annual yield. We declared monthly dividends of $5.00 per share on our Series A1 Redeemable Preferred Stock, which totaled approximately $1.2 million for the third quarter 2020 and also represents a 6% annual yield. We declared dividends totaling approximately $1.5 million on our Series M Redeemable Preferred Stock, or mShares, for the third quarter 2020. The mShares have a dividend rate that escalates from 5.75% in year one of issuance to 7.50% in year eight and thereafter. We declared dividends totaling approximately $157,000 on our Series M1 Redeemable Preferred Stock for the third quarter 2020. The Series M1 Redeemable Preferred Stock has a dividend rate that escalates from 6.1% in year one of issuance to 7.1% in year ten and thereafter.

Subsequent to Quarter End

    Between October 1, 2020 and October 31, 2020, we issued 13,986 shares of Series A1 Preferred Stock and collected net proceeds of approximately $12.6 million after commissions and fees and we issued 2,914 shares of Series M1 Preferred Stock and collected net proceeds of approximately $2.8 million after commissions and fees. During the same period, we redeemed 23,468 shares of Series A Preferred Stock and 862 shares of Series M Preferred Stock, or mShares.

On November 3, 2020, we announced via a press release the closing on that day of the sale of student housing assets to an unrelated third party for a sales price of $478.7 million.

On November 5, 2020, the Company adjourned its Special Meeting of Stockholders to November 19, 2020 to provide stockholders with additional time to vote on Proposal 1 (Approval of the Articles of Amendment to the Company’s charter to give bylaw access to stockholders) and Proposal 2 (Approval of the Articles of Amendment to the Company’s charter to reduce the Company’s call period on its Series A Redeemable Preferred Stock from 10 years to 5 years). The required vote to approve each Proposal is two-thirds of the Company's outstanding shares entitled to vote. As of November 9, 2020, approximately 65.4% of the Company’s outstanding shares had been voted on Proposal 1 and Proposal 2 and, of these shares, approximately 97.9% and 95.7% had been voted in favor of Proposal 1 and Proposal 2, respectively.

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On November 2, 2020, we closed on the acquisition of The Blake, a 281-unit multifamily community located in Orlando, Florida.

On November 5, 2020, our board of directors declared a quarterly dividend on our Common Stock of $0.175 per share, payable on January 15, 2021 to stockholders of record on December 15, 2020. Even though this dividend will be paid in 2021, if and to the extent this dividend is taxable, the Company intends for this dividend to be taxable in 2020.

Conference Call and Supplemental Data

    We will hold our quarterly conference call on Tuesday, November 10, 2020 at 11:00 a.m. Eastern Time to discuss our third quarter 2020 results. To participate in the conference call, please dial in to the following:

Live Conference Call Details
Domestic Dial-in Number: 1-877-883-0383
International Dial-in Number: 1-412-902-6506
Company: Preferred Apartment Communities, Inc.
Date: Tuesday, November 10, 2020
Time: 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time)
Passcode: 2463393

    The live broadcast of PAC's third quarter 2020 conference call will be available online on a listen-only basis at the company's website, www.pacapts.com, under "Investors" and then click on the "News and Events" heading. A replay of the call will be available from 3:00 PM Eastern Time on Tuesday, November 10, through 11:59 PM Eastern Time on Wednesday, December 9, 2020. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international participants. The passcode for the replay is 10149020. A replay of the webcast will also be available on the Company's website for a limited time.

A replay of the call will be archived on PAC's' website under Investors/News and Events/Events.

2020 Guidance:

    Net income (loss) per share - We are actively adding properties and real estate loan investments to our real estate portfolio and the specific timing of the closing of acquisitions is difficult to predict. Acquisition activity by its nature can cause material variation in our reported depreciation and amortization expense and interest income. Since net income (loss) per share is calculated net of depreciation and amortization expense, our net income (loss) results can fluctuate, possibly significantly, depending upon the timing of the closing of acquisitions. For this reason, we are unable to reasonably forecast this measure or provide a reconciliation of our projected FFO per share to this measure.
    FFO per share - Due to the inherent uncertainty of the scope, duration and rapidly evolving nature of the economic and social disruption from the COVID-19 pandemic, we have withdrawn our guidance for 2020.

    AFFO, Core FFO and FFO are calculated after deductions for all preferred stock dividends. Reconciliations of net income (loss) attributable to common stockholders to FFO, Core FFO and AFFO for the three-month and nine-month periods ended September 30, 2020 and 2019 appear beginning on page S-3 of the attached report, as well as on our website using the following link:

    https://investors.pacapts.com/q3-2020-quarterly-supplemental-financial-data

Forward-Looking Statements

    “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Estimates of future earnings, guidance, goals and performance are, by definition, and certain other statements in this Earnings Release and Supplemental Financial Data Report may constitute, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or transactions to be materially different from the results, guidance, goals, performance,
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achievements or transactions expressed or implied by the forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "may," "trend," "will," "expects," "plans," "estimates," "anticipates," "projects," "intends," "believes," "strategy," "goals," "objectives," "outlook" and similar expressions. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the COVID-19 pandemic and related federal, state and local government actions on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 and (c) those disclosed in PAC's filings with the SEC. Factors that impact such forward-looking statements include, among others, our business and investment strategy; legislative or regulatory actions; the state of the U.S. economy generally or in specific geographic areas; economic trends and economic recoveries; changes in operating costs, including real estate taxes, utilities and insurance costs; our ability to obtain and maintain debt or equity financing; financing and advance rates for our target assets; our leverage level; changes in the values of our assets; the occurrence of natural or man-made disasters; availability of attractive investment opportunities in our target markets; our ability to maintain our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; availability of quality personnel; our understanding of our competition and market trends in our industry; and interest rates, real estate values, the debt securities markets and the general economy.

    Except as otherwise required by the federal securities laws, we assume no liability to update the information in this Earnings Release and Supplemental Financial Data Report.

    We refer you to the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 that was filed with the SEC on March 3, 2020, which discuss various factors that could adversely affect our financial results. Such risk factors and information may be updated or supplemented by our Form 10-K, Form 10-Q and Form 8-K filings and other documents filed from time to time with the SEC.

Additional Information

    The SEC has declared effective the registration statement filed by the Company for each of the offerings to which this communication may relate. Before you invest, you should read the final prospectus, and any prospectus supplements, forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering to which this communication may relate. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement to which this communication may relate. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, Preferred Capital Securities, LLC, will arrange to send you a prospectus with respect to the Series A1/M1 Offering upon request by contacting John A. Isakson at (770) 818-4109, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The final prospectus for the Series A1/M1 Offering, dated October 22, 2019, can be accessed through the following link:

    https://www.sec.gov/Archives/edgar/data/1481832/000148183219000097/a424b5-2019seriesamshares.htm

For further information:

Preferred Apartment Communities, Inc.
John A. Isakson
Chief Financial Officer
jisakson@pacapts.com
770-818-4109
THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | 10

Table of Contents

Consolidated Statements of Operations	S-2
Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-3
Notes to Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders	S-5
Consolidated Balance Sheets	S-7
Consolidated Statements of Cash Flows	S-8
Real Estate Loan Investment Portfolio	S-10
Mortgage Indebtedness	S-12
Multifamily Communities	S-16
Student Housing Properties	S-17
Capital Expenditures	S-17
Grocery-Anchored Shopping Center Portfolio	S-19
Office Building Portfolio	S-21
Definitions of Non-GAAP Measures	S-22

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 1

Preferred Apartment Communities, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
(In thousands, except per-share figures)	2020	2019
Revenues:
Rental and other property revenues	$114,831	$105,049
Interest income on loans and notes receivable	10,649	12,608
Interest income from related parties	609	2,546
Miscellaneous revenues	608	—

Total revenues	126,697	120,203

Operating expenses:
Property operating and maintenance	19,278	16,493
Property salary and benefits	6,054	5,360
Property management costs	983	3,534
Real estate taxes and insurance	16,078	14,474
General and administrative	7,898	1,364
Equity compensation to directors and executives	582	305
Depreciation and amortization	51,794	46,239
Asset management and general and administrative expense
fees to related party	—	8,611
Provision for expected credit losses	(152)	—
Management internalization expense	577	818

Total operating expenses	103,092	97,198
Waived asset management and general and administrative
expense fees	—	(3,081)

Net operating expenses	103,092	94,117
Operating income before gain on sale of real estate and loss from
unconsolidated joint venture	23,605	26,086
Loss from unconsolidated joint venture	(120)	—
Gain on sale of real estate, net	3,261	—
Operating income	26,746	26,086

Interest expense	29,879	28,799
Change in fair value of net assets of consolidated
VIEs from mortgage-backed pools	—	591
Loss on extinguishment of debt	(518)	(15)
Gain on land condemnation	49	—

Net loss	(3,602)	(2,137)
Consolidated net loss attributable to non-controlling interests	108	59

Net loss attributable to the Company	(3,494)	(2,078)

Dividends declared to preferred stockholders	(35,909)	(29,446)
Earnings attributable to unvested restricted stock	(96)	(5)

Net loss attributable to common stockholders	$(39,499)	$(31,529)

Net loss per share of Common Stock available to
common stockholders, basic and diluted	$(0.79)	$(0.71)

Weighted average number of shares of Common Stock outstanding,
basic and diluted	49,689	44,703
THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 2

Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO
to Net (Loss) Income Attributable to Common Stockholders (A)
		Three months ended September 30,
(In thousands, except per-share figures)		2020	2019

Net loss attributable to common stockholders (See note 1)		$(39,499)	$(31,529)

Add:	Depreciation of real estate assets	41,282	37,381
	Amortization of acquired intangible assets and deferred leasing costs	9,978	8,386
	Net loss attributable to Class A Unitholders (See note 2)	(50)	(59)
	Gain on sale of real estate	(3,261)	—
FFO attributable to common stockholders and unitholders		8,450	14,179

	Aquisition and pursuit costs	3	—
	Loan cost amortization on acquisition term notes and loan coordination fees (See note 3)	505	511
	Payment of costs related to property refinancing	509	170
	Internalization costs (See note 4)	577	818
	Deemed dividends for redemptions of and non-cash dividends on preferred stock	3,061	152
	Expenses incurred on the potential call of preferred stock (See note 5)	46	—
	Expenses related to the COVID-19 global pandemic (See note 6)	138	—
Core FFO attributable to common stockholders and unitholders		13,289	15,830

Add:	Non-cash equity compensation to directors and executives	582	305
	Non-cash (income) expense for current expected credit losses (See note 7)	(761)	—
	Amortization of loan closing costs (See note 8)	1,288	1,168
	Depreciation/amortization of non-real estate assets	621	472
	Net loan origination fees received (See note 9)	415	148
	Deferred interest income received (See note 10)	375	—
	Amortization of lease inducements (See note 11)	448	435
Less:	Amortization of purchase option termination revenues in excess of cash received (See note 12)	(421)	(1,283)
	Non-cash loan interest income (See note 10)	(3,317)	(3,763)
	Cash received for sale of K Program securities in excess of noncash revenues	—	(281)
	Cash paid for loan closing costs	(106)	(29)
	Amortization of acquired real estate intangible liabilities and SLR (See note 13)	(4,887)	(4,293)
	Amortization of deferred revenues (See note 14)	(940)	(940)
	Normally recurring capital expenditures (See note 15)	(2,983)	(2,379)

AFFO attributable to common stockholders and Unitholders		$3,603	$5,390

Common Stock dividends and distributions to Unitholders declared:
	Common Stock dividends	$8,780	$11,823
	Distributions to Unitholders (See note 2)	226	225
	Total	$9,006	$12,048

Common Stock dividends and Unitholder distributions per share		$0.1750	$0.2625

FFO per weighted average basic share of Common Stock and Unit outstanding		$0.17	$0.31
Core FFO per weighted average basic share of Common Stock and Unit outstanding		$0.26	$0.35
AFFO per weighted average basic share of Common Stock and Unit outstanding		$0.07	$0.12

Weighted average shares of Common Stock and Units outstanding: (A)
	Basic:
	Common Stock	49,689	44,703
	Class A Units	742	868
	Common Stock and Class A Units	50,431	45,571

	Diluted Common Stock and Class A Units (B)	50,433	45,768

Actual shares of Common Stock outstanding, including 548 and 20 unvested shares
of restricted Common Stock at September 30, 2020 and 2019, respectively.		50,449	45,355
Actual Class A Units outstanding at September 30, 2020 and 2019, respectively.		742	856
	Total	51,191	46,211

(A) Units and Unitholders refer to Class A Units in our Operating Partnership (as defined in note 2), or Class A Units, and holders of Class A Units, respectively. Unitholders include recipients of awards of Class B Units in our Operating Partnership, or Class B Units, for annual service which became vested and earned and automatically converted to Class A Units. Unitholders also include the entity that contributed the Wade Green grocery-anchored shopping center. The Class A Units collectively represent an approximate 1.47% weighted average non-controlling interest in the Operating Partnership for the three-month period ended September 30, 2020.
(B) Since our AFFO results are positive for the periods reflected above, we are presenting recalculated diluted weighted average shares of Common Stock and Class A Units for these periods for purposes of this table, which includes the dilutive effect of common stock equivalents from grants of the Class B Units, warrants included in units of Series A Preferred Stock issued, as well as annual grants of restricted Common Stock and restricted stock units. The weighted average shares of Common Stock outstanding presented on the Consolidated Statements of Operations are the same for basic and diluted for any period for which we recorded a net loss available to common stockholders.
See Notes to Reconciliation of FFO, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders on page S-5.
THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 3

Reconciliation of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO
to Net (Loss) Income Attributable to Common Stockholders (A)
		Nine months ended September 30,
(In thousands, except per-share figures)		2020	2019

Net loss attributable to common stockholders (See note 1)		$(300,270)	$(88,497)

Add:	Depreciation of real estate assets	122,053	109,408
	Amortization of acquired intangible assets and deferred leasing costs	28,933	26,402
	Net loss attributable to Class A Unitholders (See note 2)	(3,393)	(138)
	Gain on sale of real estate	(3,261)	—
FFO attributable to common stockholders and unitholders		(155,938)	47,175
	Acquisition and pursuit costs	381	—
	Loan cost amortization on acquisition term notes and loan coordination fees (See note 3)	1,711	1,491
	Payment of costs related to property refinancing	7,372	594
	Internalization costs (See note 4)	179,828	1,143
	Deemed dividends for redemptions of and non-cash dividends on preferred stock	6,377	371
	Expenses incurred on the potential call of preferred stock (See note 5)	46	—
	Expenses related to the COVID-19 global pandemic (See note 6)	586	—
	Earnest money forfeited by prospective asset purchaser	(2,750)	—
Core FFO attributable to common stockholders and unitholders		37,613	50,774

Add:	Non-cash equity compensation to directors and executives	1,058	922
	Non-cash (income) expense for current expected credit losses (See note 7)	3,647	—
	Amortization of loan closing costs (See note 8)	3,631	3,458
	Depreciation/amortization of non-real estate assets	1,793	1,381
	Net loan origination fees received (See note 9)	882	674
	Deferred interest income received (See note 10)	8,652	5,078
	Amortization of lease inducements (See note 11)	1,334	1,295
	Amortization of purchase option termination revenues in excess of cash received (See note 12)	(96)	(2,370)
	Non-operating miscellaneous revenues	2,750	—
Less:	Non-cash loan interest income (See note 10)	(9,445)	(10,745)
	Non-cash revenues from mortgage-backed securities	—	(696)
	Cash paid for loan closing costs	(106)	(37)
	Amortization of acquired real estate intangible liabilities and SLR (See note 13)	(13,684)	(12,375)
	Amortization of deferred revenues (See note 14)	(2,821)	(2,821)
	Normally recurring capital expenditures (See note 15)	(6,525)	(5,122)

AFFO attributable to common stockholders and Unitholders		$28,683	$29,416

Common Stock dividends and distributions to Unitholders declared:
	Common Stock dividends	29,895	34,599
	Distributions to Unitholders (See note 2)	559	683
	Total	30,454	35,282

Common Stock dividends and Unitholder distributions per share		$0.6125	$0.785

FFO per weighted average basic share of Common Stock and Unit outstanding		$(3.17)	$1.06
Core FFO per weighted average basic share of Common Stock and Unit outstanding		$0.77	$1.14
AFFO per weighted average basic share of Common Stock and Unit outstanding		$0.58	$0.66

Weighted average shares of Common Stock and Units outstanding: (A)
	Basic:
	Common Stock	48,351	43,703
	Class A Units	776	875
	Common Stock and Class A Units	49,127	44,578

	Diluted Common Stock and Class A Units (B)	49,144	45,235

Actual shares of Common Stock outstanding, including 548 and 20 unvested shares
of restricted Common Stock at September 30, 2020 and 2019, respectively.		50,449	45,355
Actual Class A Units outstanding at September 30, 2020 and 2019, respectively.		742	856
	Total	51,191	46,211

(A) Units and Unitholders refer to Class A Units in our Operating Partnership (as defined in note 2), or Class A Units, and holders of Class A Units, respectively. Unitholders include recipients of awards of Class B Units in our Operating Partnership, or Class B Units, for annual service which became vested and earned and automatically converted to Class A Units. Unitholders also include the entity that contributed the Wade Green grocery-anchored shopping center. The Class A Units collectively represent an approximate 1.58% weighted average non-controlling interest in the Operating Partnership for the nine-month period ended September 30, 2020.
(B) Since our AFFO results are positive for the periods reflected above, we are presenting recalculated diluted weighted average shares of Common Stock and Class A Units for these periods for purposes of this table, which includes the dilutive effect of common stock equivalents from grants of the Class B Units, warrants included in units of Series A Preferred Stock issued, as well as annual grants of restricted Common Stock and restricted stock units. The weighted average shares of Common Stock outstanding presented on the Consolidated Statements of Operations are the same for basic and diluted for any period for which we recorded a net loss available to common stockholders.
See Notes to Reconciliation of FFO, Core FFO and AFFO to Net Income (Loss) Attributable to Common Stockholders on page S-5.
THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 4

Notes to Reconciliations of FFO Attributable to Common Stockholders and Unitholders, Core FFO and AFFO to
Net Loss Attributable to Common Stockholders

1)Rental and other property revenues and property operating expenses for the three-month and nine-month periods ended September 30, 2020 include activity for the properties acquired during the period only from their respective dates of acquisition. In addition, these periods include activity for the properties acquired since September 30, 2019. Rental and other property revenues and expenses for the three-month and nine-month periods ended September 30, 2019 include activity for the acquisitions made during that period only from their respective dates of acquisition.

2)Non-controlling interests in Preferred Apartment Communities Operating Partnership, L.P., or our Operating Partnership, consisted of a total of 742,413 Class A Units as of September 30, 2020. Included in this total are 419,228 Class A Units which were granted as partial consideration to the seller in conjunction with the seller's contribution to us on February 29, 2016 of the Wade Green grocery-anchored shopping center. The remaining Class A units were awarded primarily to our key executive officers. The Class A Units are apportioned a percentage of our financial results as non-controlling interests. The weighted average ownership percentage of these holders of Class A Units was calculated to be 1.47% and 1.90% for the three-month periods ended September 30, 2020 and 2019, respectively.

3)     We paid loan coordination fees to Preferred Apartment Advisors, LLC, or our Former Manager, to reflect the administrative effort involved in arranging debt financing for acquired properties prior to the Internalization. The fees were calculated as 0.6% of the amount of any mortgage indebtedness on newly-acquired properties or refinancing and are amortized over the lives of the respective mortgage loans. This non-cash amortization expense is an addition to FFO in the calculation of Core FFO and AFFO. At September 30, 2020, aggregate unamortized loan coordination fees were approximately $12.8 million, which will be amortized over a weighted average remaining loan life of approximately 10.2 years.

4)    This adjustment reflects the add-back of (i) consideration paid to the owners of the Former Manager and Former Sub-Manager, (ii) accretion of the discount on the deferred liability payable to the owners of the Former Manager and (iii) due diligence and pursuit costs incurred by the Company related to the internalization of the functions performed by the Former Manager.

5)    This adjustment adds back expenses incurred by us to effect an amendment of the Company's charter necessary to allow us to redeem outstanding shares of our Series A Preferred Stock beginning on the fifth anniversary of the date of issuance of the shares of Series A Preferred Stock, rather than the tenth anniversary.

6)    This additive adjustment to FFO consists of one-time costs for signage, cleaning and supplies necessary to create and maintain work environments necessary to adhere to CDC guidelines during the current COVID-19 pandemic. Since we do not expect to incur similar costs once the COVID-19 pandemic has subsided, we add these costs back to FFO in our calculation of Core FFO.

7)    Effective January 1, 2020, we adopted ASU 2016-03, which requires us to estimate the amount of future credit losses we expect to incur over the lives of our real estate loan investments at the inception of each loan. This loss reserve may be adjusted upward or downward over the lives of our loans and therefore the aggregate net adjustment for each period could be positive (removing the non-cash effect of a net increase in aggregate loss reserves) or negative (removing the non-cash effect of a net decrease in aggregate loss reserves) in these adjustments to FFO in calculating Core FFO.

8)    We incur loan closing costs on our existing mortgage loans, which are secured on a property-by-property basis by each of our acquired real estate assets, and also for occasional amendments to our syndicated revolving line of credit with Key Bank National Association, or our Revolving Line of Credit. Effective April 13, 2018, the maximum borrowing capacity on the Revolving Line of Credit was increased from $150 million to $200 million. These loan closing costs are also amortized over the lives of the respective loans and the Revolving Line of Credit, and this non-cash amortization expense is an addition to FFO in the calculation of AFFO. Neither we nor the Operating Partnership have any recourse liability in connection with any of the mortgage loans, nor do we have any cross-collateralization arrangements with respect to the assets securing the mortgage loans, other than security interests in 49% of the equity interests of the subsidiaries owning such assets, granted in connection with our Revolving Line of Credit, which provides for full recourse liability. At September 30, 2020, unamortized loan costs on all the Company's indebtedness were approximately $32.3 million, which will be amortized over a weighted average remaining loan life of approximately 8.9 years.

9)    We receive loan origination fees in conjunction with the origination of certain real estate loan investments. These fees are then recognized as revenue over the lives of the applicable loans as adjustments of yield using the effective interest method. The total fees received are additive adjustments in the calculation of AFFO. Correspondingly, the amortized non-cash income is a deduction in the calculation of AFFO. Over the lives of certain loans, we accrue additional interest amounts that become due to us at the time of repayment of the loan or refinancing of the property, or when the property is sold. This non-cash interest income is subtracted from Core FFO in our calculation of AFFO. The amount of additional accrued interest becomes an additive adjustment to FFO once received from the borrower (see note 10).

10)    This adjustment reflects the receipt during the periods presented of additional interest income (described in note 9 above) which was earned and accrued on various real estate loans prior to those periods and previously deducted in our calculation of AFFO.

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 5

11)    This adjustment removes the non-cash amortization of costs incurred to induce tenants to lease space in our office buildings and grocery-anchored shopping centers.

12)    Effective March 6, 2020, our purchase option on the Falls at Forsyth multifamily community was extinguished in conjunction with the loan repayment; effective January 1, 2019, we terminated our purchase options on the Sanibel Straits, Newbergh, Wiregrass and Cameron Square multifamily communities and the Solis Kennesaw student housing property; on May 7, 2018, we terminated our purchase options on the Bishop Street multifamily community and the Haven Charlotte student housing property, both of which are (or were) partially supported by real estate loan investments held by us. In exchange, we arranged to receive termination fees aggregating approximately $17.2 million from the developers, which are recorded as revenue over the period beginning on the date of election until the earlier of (i) the maturity of the real estate loan investment and (ii) the sale of the property. The receipt of the cash termination fees are an additive adjustment in our calculation of AFFO and the removal of non-cash revenue from the recognition of the termination fees are a reduction to Core FFO in our calculation of AFFO; both of these adjustments are presented in a single net number within this line. For all periods presented, we had recognized termination fee revenues in excess of cash received, resulting in the negative adjustments shown to Core FFO in our calculation of AFFO.

13)    This adjustment reflects straight-line rent adjustments and the reversal of the non-cash amortization of below-market and above-market lease intangibles, which were recognized in conjunction with our acquisitions and which are amortized over the estimated average remaining lease terms from the acquisition date for multifamily communities and over the remaining lease terms for grocery-anchored shopping center assets and office buildings. At September 30, 2020, the balance of unamortized below-market lease intangibles was approximately $54.5 million, which will be recognized over a weighted average remaining lease period of approximately 8.7 years.

14)    This adjustment removes the non-cash amortization of deferred revenue recorded by us in conjunction with Company-owned lessee-funded tenant improvements in our office buildings.

15)    We deduct from Core FFO normally recurring capital expenditures that are necessary to maintain our assets’ revenue streams in the calculation of AFFO. This adjustment also deducts from Core FFO capitalized amounts for third party costs during the period to originate or renew leases in our grocery-anchored shopping centers and office buildings. This adjustment includes approximately $28,000 and $100,000 of recurring capitalized expenditures incurred at our corporate offices during the three-month and nine-month periods ended September 30, 2020, respectively. No adjustment is made in the calculation of AFFO for nonrecurring capital expenditures. See Capital Expenditures, Grocery-Anchored Shopping Center Portfolio, and Office Buildings Portfolio sections for definitions of these terms.

See Definitions of Non-GAAP Measures beginning on page S-22.

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 6

Preferred Apartment Communities, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per-share par values)	September 30, 2020	December 31, 2019
Assets
Real estate
Land	$657,286	$635,757
Building and improvements	3,361,174	3,256,223
Tenant improvements	175,400	167,275
Furniture, fixtures, and equipment	357,010	323,381
Construction in progress	23,677	11,893
Gross real estate	4,574,547	4,394,529
Less: accumulated depreciation	(542,161)	(421,551)
Net real estate	4,032,386	3,972,978
Real estate loan investments, net	307,033	325,790
Real estate loan investments to related parties, net	2,568	23,692
Total real estate and real estate loan investments, net	4,341,987	4,322,460

Cash and cash equivalents	30,337	94,381
Restricted cash	65,690	42,872
Notes receivable	2,894	17,079
Note receivable and revolving lines of credit due from related parties	9,011	24,838
Accrued interest receivable on real estate loans	24,784	25,755
Acquired intangible assets, net of amortization	133,297	154,803
Deferred loan costs on Revolving Line of Credit, net of amortization	879	1,286
Deferred offering costs	4,721	2,147
Tenant lease inducements, net	18,655	19,607
Investment in unconsolidated joint venture	6,851	—
Tenant receivables and other assets	91,956	65,332
Total assets	$4,731,062	$4,770,560

Liabilities and equity
Liabilities
Mortgage notes payable, net of deferred loan costs and mark-to-market adjustment	$2,765,793	$2,567,022
Revolving line of credit	33,000	—
Term note payable, net of deferred loan costs	—	69,489
Unearned purchase option termination fees	1,164	2,859
Deferred revenue	36,909	39,722
Accounts payable and accrued expenses	66,283	42,191
Deferred liability to Former Manager	23,373	—
Contingent liability due to Former Manager	14,867	—
Accrued interest payable	8,538	8,152
Dividends and partnership distributions payable	20,971	23,519
Acquired below market lease intangibles, net of amortization	54,483	62,611
Prepaid rent, security deposits and other liabilities	34,823	20,879
Total liabilities	3,060,204	2,836,444

Commitments and contingencies
Equity
Stockholders' equity
Series A Redeemable Preferred Stock, $0.01 par value per share; 3,050 shares authorized; 2,226 and 2,161 shares
issued; 1,991 and 2,028 shares outstanding at September 30, 2020 and December 31, 2019, respectively	20	20
Series A1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized;
103 and 5 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	—
Series M Redeemable Preferred Stock, $0.01 par value per share; 500 shares authorized; 106 shares
issued; 91 and 103 shares outstanding at September 30, 2020 and December 31, 2019, respectively	1	1
Series M1 Redeemable Preferred Stock, $0.01 par value per share; up to 1,000 shares authorized;
13 and zero shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	—
Common Stock, $0.01 par value per share; 400,067 shares authorized; 49,901 and 46,443 shares issued
and outstanding at September 30, 2020 and December 31, 2019, respectively	499	464
Additional paid-in capital	1,882,149	1,938,057
Accumulated (deficit) earnings	(210,218)	(7,244)
Total stockholders' equity	1,672,451	1,931,298
Non-controlling interest	(1,593)	2,818
Total equity	1,670,858	1,934,116

Total liabilities and equity	$4,731,062	$4,770,560

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 7

Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine-month periods ended September 30,
(In thousands)	2020	2019
Operating activities:
Net (loss) income	$(199,075)	$(6,094)
Reconciliation of net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	153,096	137,191
Amortization of above and below market leases	(6,145)	(4,525)
Deferred revenues and other noncash revenues amortization	(3,710)	(4,720)
Purchase option termination fee amortization	(4,896)	(6,900)
Amortization of equity compensation, lease incentives and other non-cash expenses	3,027	2,414
Deferred loan cost amortization	5,177	4,752
Non-cash accrued interest income on real estate loan investments	(9,208)	(10,206)
Receipt of accrued interest income on real estate loans	10,179	2,318
Gains on sales of real estate loan investments, net	—	(751)
Gain on sale of real estate loan and land condemnation	(3,789)	—
Loss from unconsolidated joint ventures	120	—
Cash received for purchase option terminations	4,800	1,330
Loss on extinguishment of debt	6,674	84
Non-cash payment of interest on related party line of credit	—	(637)
Mortgage interest received from consolidated VIEs	—	(13,398)
Mortgage interest paid to other participants of consolidated VIEs	—	13,398
Increase in provision for expected credit losses	5,463	—
Changes in operating assets and liabilities:
(Increase) in tenant receivables and other assets	(15,769)	(12,379)
(Increase) in tenant lease incentives	(382)	(570)
Increase in accounts payable and accrued expenses	46,821	22,399
Increase in deferred liability to Former Manager	22,851	—
Increase in contingent liability	15,013	—
Decrease in accrued interest, prepaid rents and other liabilities	(249)	730
Net cash provided by (used in) operating activities	29,998	124,436

Investing activities:
Investments in real estate loans	(42,193)	(74,668)
Repayments of real estate loans	71,146	—
Notes receivable issued	(793)	(5,399)
Notes receivable repaid	15,012	2,169
Notes receivable issued and draws on lines of credit by related parties	(9,624)	(30,434)
Repayments of notes receivable and lines of credit by related parties	4,546	26,222
Sale of real estate loan investment	—	747
Origination fees received on real estate loan investments	882	1,347
Origination fees paid to Former Manager on real estate loan investments	—	(674)
Purchases of mortgage backed securities (K program), net of acquisition costs	—	(18,656)
Mortgage principal received from consolidated VIEs	—	5,024
Purchases of mortgage-backed securities	—	(12,278)
Proceeds from sales of mortgage-backed securities	—	53,445
Acquisition of properties	(185,970)	(442,415)
Proceeds from sale of interest in unconsolidated joint venture	19,221	—
Return of capital from investment in unconsolidated joint venture	12,250	—
Proceeds from land condemnation	787	—
Receipt of insurance proceeds for capital improvements	—	746
Additions to real estate assets - improvements	(39,158)	(34,251)
Investment in property development	(50)	—
Deposits paid on acquisitions	(1,227)	(952)
Net cash used in investing activities	(155,171)	(530,027)

(Continued on next page)

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 8

Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows - continued
(Unaudited)

	Nine-month periods ended September 30,
(In thousands)	2020	2019

Financing activities:
Proceeds from mortgage notes payable	377,749	329,905
Repayments of mortgage notes payable	(173,409)	(106,728)
Payments for deposits and other mortgage loan costs	(10,911)	(6,738)
Debt prepayment and other debt extinguishment costs	(5,733)	—
Payments to real estate loan participants	—	(5,223)
Proceeds from lines of credit	321,000	240,200
Payments on lines of credit	(288,000)	(247,200)
Repayment of Term Loan	(70,000)	—
Mortgage principal paid to other participants of consolidated VIEs	—	(5,024)
Proceeds from repurchase agreements	—	4,857
Payments for repurchase agreements	—	(4,857)
Proceeds from sales of preferred stock and Units, net of offering costs and redemptions	159,096	380,016
Proceeds from sales of Common Stock	4,522	—
Proceeds from exercises of Warrants	24	9,875
Payments for redemptions of preferred stock	(82,003)	(7,995)
Common Stock dividends paid	(33,271)	(33,617)
Preferred stock dividends and Class A Unit distributions paid	(104,428)	(81,025)
Payments for deferred offering costs	(10,669)	(3,386)
Contributions from non-controlling interests	99	2,050
Distributions to non-controlling interests	(119)	—
Net cash provided by financing activities	83,947	465,110

Net (decrease) increase in cash, cash equivalents and restricted cash	(41,226)	59,519
Cash, cash equivalents and restricted cash, beginning of year	137,253	87,690
Cash, cash equivalents and restricted cash, end of period	$96,027	$147,209

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 9

Real Estate Loan Investments

The following tables present details pertaining to our portfolio of fixed rate, interest-only real estate loan investments.

Project/Property	Location	Maturity date	Optional extension date	Total loan commitments	Carrying amount (1) as of		Current / deferred interest % per annum
					September 30, 2020	December 31, 2019

Residential Properties:				(in thousands)
Palisades	Northern VA	5/17/2021	N/A	$—	$—	$17,250	(2)
Wiregrass	Tampa, FL	N/A	N/A	—	—	14,976	—
Wiregrass Capital	Tampa, FL	N/A	N/A	—	—	4,240	—
Berryessa	San Jose, CA	2/13/2021	2/13/2023	137,616	123,533	115,819	8.5 / 3
The Anson	Nashville, TN	11/24/2021	11/24/2023	6,240	6,240	6,240	8.5 / 4.5
The Anson Capital	Nashville, TN	11/24/2021	11/24/2023	5,659	4,736	4,440	8.5 / 4.5
Sanibel Straights	Fort Myers, FL	2/3/2021	2/3/2022	9,416	9,416	8,846	8.5 / 5.5
Sanibel Straights Capital	Fort Myers, FL	2/3/2021	2/3/2022	6,193	6,193	5,930	8.5 / 5.5
Falls at Forsyth	Atlanta, GA	N/A	N/A	—	—	21,513	—
Newbergh	Atlanta, GA	1/31/2021	1/31/2022	11,749	11,749	11,699	8.5 / 5.5
Newbergh Capital	Atlanta, GA	1/31/2021	1/31/2022	6,176	6,176	5,653	8.5 / 5.5
V & Three	Charlotte, NC	8/15/2021	8/15/2022	10,336	10,335	10,336	8.5 / 5
V & Three Capital	Charlotte, NC	8/18/2021	8/18/2022	7,338	7,008	6,571	8.5 / 5
Cameron Square	Alexandria, VA	10/11/2021	10/11/2023	21,340	19,887	18,582	8.5 / 3
Cameron Square Capital	Alexandria, VA	10/11/2021	10/11/2023	8,850	8,783	8,235	8.5 / 3
Southpoint	Fredericksburg, VA	2/28/2022	2/28/2024	7,348	7,348	7,348	8.5 / 4
Southpoint Capital	Fredericksburg, VA	2/28/2022	2/28/2024	4,962	4,527	4,245	8.5 / 4
E-Town	Jacksonville, FL	6/14/2022	6/14/2023	16,697	15,519	14,550	8.5 / 3.5
Vintage	Destin, FL	3/24/2022	3/24/2024	10,763	9,529	8,932	8.5 / 4
Hidden River II	Tampa, FL	10/11/2022	10/11/2024	4,462	4,462	3,012	8.5 / 3.5
Hidden River II Capital	Tampa, FL	10/11/2022	10/11/2024	2,763	2,408	2,258	8.5 / 3.5
Kennesaw Crossing	Atlanta, GA	9/1/2023	9/1/2024	14,810	12,746	7,616	8.5 / 5.5
Vintage Horizon West	Orlando, FL	10/11/2022	10/11/2024	10,900	8,826	8,275	8.5 / 5.5
Chestnut Farms	Charlotte, NC	2/28/2025	N/A	13,372	8,968	—	8.5 / 5.5
Vintage Jones Franklin	Raleigh, NC	11/14/2023	5/14/2025	10,000	3,251	—	8.5 / 5.5
Solis Cumming Town Center	Atlanta, GA	9/3/2024	9/3/2026	20,681	1,983	—	8.5 / 5.5
Haven 12	Starkville, MS	11/30/2020	N/A	6,116	6,116	6,116	8.5 / 0
Solis Kennesaw II	Atlanta, GA	5/5/2022	5/5/2024	13,613	13,227	12,489	8.5 / 4

New Market Properties:
Dawson Marketplace	Atlanta, GA	N/A	N/A	—	—	12,857	—

Office property:
8West	Atlanta, GA	11/29/2022	11/29/2024	19,193	10,663	4,554	8.5 / 5

				$386,593	323,629	352,582
Unamortized loan origination fees					(1,567)	(1,476)
Allowances for expected loan losses and doubtful accounts					(12,461)	(1,624)

Carrying amount					$309,601	$349,482

(1) Carrying amounts presented per loan are amounts drawn, exclusive of deferred fee revenue.
(2) On July 31, 2020, we received approximately $18.7 million in full satisfaction of the principal and all interest due on the loan.

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 10

    We hold options or rights of first offer, but not obligations, to purchase some of the properties which are partially financed by our real estate loan investments. Certain option purchase prices may be negotiated at the time of the loan closing and are to be calculated based upon market cap rates at the time of exercise of the purchase option, with discounts up to 15 basis points (if any), depending on the loan. As of September 30, 2020, potential property acquisitions and units from projects in our real estate loan investment portfolio consisted of:

		Total units upon	Purchase option window
Project/Property	Location	completion (1)	Begin	End

Residential properties:
V & Three	Charlotte, NC	338	S + 90 days (2)	S + 150 days (2)
The Anson	Nashville, TN	301	S + 90 days (2)	S + 150 days (2)
Southpoint	Fredericksburg, VA	240	S + 90 days (2)	S + 150 days (2)
E-Town	Jacksonville, FL	332	S + 90 days (3)	S + 150 days (3)
Vintage	Destin, FL	282	(4)	(4)
Hidden River II	Tampa, FL	204	S + 90 days (2)	S + 150 days (2)
Kennesaw Crossing	Atlanta, GA	250	(5)	(5)
Vintage Horizon West	Orlando, FL	340	(4)	(4)
Solis Chestnut Farm	Charlotte, NC	256	(5)	(5)
Vintage Jones Franklin	Raleigh, NC	277	(4)	(4)
Solis Kennesaw II	Atlanta, GA	175	(6)	(6)
Solis Cumming Town Center	Atlanta, GA	320	(5)	(5)

Office property:
8West	Atlanta, GA	(7)	(7)	(7)

		3,315

(1) We evaluate each project individually and we make no assurance that we will acquire any of the underlying properties from our real estate loan investment portfolio.
(2) The option period window begins and ends at the number of days indicated beyond the achievement of a 93% physical occupancy rate by the underlying property.
(3) The option period window begins on the earlier of June 21, 2024 and the number of days indicated beyond the achievement of a 93% physical occupancy rate by the underlying property.
(4) The option period window begins on the later of one year following receipt of final certificate of occupancy or 90 days beyond the achievement of a 93% physical occupancy rate by the underlying property and ends 60 days beyond the option period beginning date.

(5) We hold a right of first offer on the property.
(6) The option period begins on October 1 of the second academic year following project completion and ends on the following December 31. The developer may elect to expedite the option period to begin December 1, 2020 and end on December 31, 2020.

(7) The project plans are for the construction of a class A office building consisting of approximately 195,000 rentable square feet; our purchase option window opens 90 days following the achievement of 90% lease commencement and ends on November 30, 2024 (subject to adjustment). Our purchase option is at the to-be-agreed-upon market value. In the event the property is sold to a third party, we would be due a fee based on a minimum multiple of 1.15 times the total commitment amount of the real estate loan investment, less the amounts actually paid by the borrower, up to and including payment of accrued interest and repayment of principal at the time of the sale.

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 11

Mortgage Indebtedness

    The following table presents certain details regarding our mortgage notes payable:

		Principal balance as of					Interest only through date (1)
	Acquisition/ refinancing date	September 30, 2020	December 31, 2019	Maturity date	Interest rate	Basis point spread over 1 Month LIBOR

Multifamily communities:		(in thousands)
Summit Crossing	10/31/2017	$37,115	$37,651	11/1/2024	3.99%	Fixed rate	N/A
Summit Crossing II	6/30/2020	20,700	13,221	7/1/2030	2.94%	278	7/31/2022
Vineyards	9/26/2014	32,877	33,382	10/1/2021	3.68%	Fixed rate	N/A
Avenues at Cypress	6/30/2020	28,366	20,704	7/1/2027	2.96%	Fixed rate	7/31/2022
Avenues at Northpointe	6/29/2020	33,546	26,313	7/1/2027	2.79%	Fixed rate	7/31/2022
Venue at Lakewood Ranch	6/30/2020	36,555	28,076	7/1/2030	2.99%	Fixed rate	7/31/2022
Aster at Lely Resort	6/29/2020	50,400	31,094	7/1/2030	2.95%	Fixed rate	7/31/2022
CityPark View	6/25/2020	29,000	20,089	7/1/2030	2.75%	Fixed rate	7/31/2023
Avenues at Creekside	7/31/2015	38,251	38,871	8/1/2024	1.76%	160	N/A
Citi Lakes	7/29/2019	40,517	41,079	8/1/2029	3.66%	Fixed rate	N/A
Stone Creek	6/22/2017	19,539	19,800	7/1/2052	3.22%	Fixed rate	N/A
Lenox Village Town Center	2/28/2019	38,335	38,813	3/1/2029	4.34%	Fixed rate	N/A
Retreat at Lenox	12/21/2015	16,844	17,114	1/1/2023	4.04%	Fixed rate	N/A
Overton Rise	2/1/2016	37,818	38,428	8/1/2026	3.98%	Fixed rate	N/A
Village at Baldwin Park	7/31/2020	69,881	70,607	1/1/2054	3.59%	Fixed rate	N/A
Crosstown Walk	6/30/2020	46,500	30,246	7/1/2027	2.92%	Fixed rate	7/31/2022
525 Avalon Park	6/15/2017	63,580	64,519	7/1/2024	3.98%	Fixed rate	N/A
City Vista	7/1/2016	33,126	33,674	7/1/2026	3.68%	Fixed rate	N/A
Sorrel	8/24/2016	30,921	31,449	9/1/2023	3.44%	Fixed rate	N/A
Citrus Village	7/10/2020	40,900	28,796	8/1/2027	2.95%	Fixed rate	8/31/2022
Retreat at Greystone	11/21/2017	33,597	34,053	12/1/2024	4.31%	Fixed rate	N/A
Founders Village	3/31/2017	29,781	30,202	4/1/2027	4.31%	Fixed rate	N/A
Claiborne Crossing	4/26/2017	25,615	25,948	6/1/2054	2.89%	Fixed rate	N/A
Luxe at Lakewood Ranch	7/26/2017	37,112	37,662	8/1/2027	3.93%	Fixed rate	N/A
Adara at Overland Park	9/27/2017	30,178	30,624	4/1/2028	3.90%	Fixed rate	N/A
Aldridge at Town Village	10/31/2017	36,066	36,569	11/1/2024	4.19%	Fixed rate	N/A
Reserve at Summit Crossing	9/29/2017	18,992	19,276	10/1/2024	3.87%	Fixed rate	N/A

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 12

Table continued from previous page		Principal balance as of					Interest only through date (1)
	Acquisition/ refinancing date	September 30, 2020	December 31, 2019	Maturity date	Interest rate	Basis point spread over 1 Month LIBOR
		(in thousands)
Overlook at Crosstown Walk	11/21/2017	21,144	21,450	12/1/2024	3.95%	Fixed rate	N/A
Colony at Centerpointe	12/20/2017	31,616	32,120	10/1/2026	3.68%	Fixed rate	N/A
Lux at Sorrel	1/9/2018	30,022	30,474	2/1/2030	3.91%	Fixed rate	N/A
Green Park	2/28/2018	37,973	38,525	3/10/2028	4.09%	Fixed rate	N/A
The Lodge at Hidden River	9/27/2018	40,384	40,903	10/1/2028	4.32%	Fixed rate	N/A
Vestavia Reserve	11/9/2018	36,671	37,130	12/1/2030	4.40%	Fixed rate	N/A
CityPark View South	11/15/2018	23,479	23,767	6/1/2029	4.51%	Fixed rate	N/A
Artisan at Viera	8/8/2019	39,287	39,824	9/1/2029	3.93%	Fixed rate	N/A
Five Oaks at Westchase	10/17/2019	30,978	31,448	11/1/2031	3.27%	Fixed rate	N/A
Horizon at Wiregrass Ranch	4/23/2020	51,636	—	5/1/2030	2.90%	Fixed rate	N/A
Parkside at the Beach	4/30/2020	45,037	—	5/1/2030	2.95%	Fixed rate	N/A

Total multifamily communities		1,344,339	1,173,901

Grocery-anchored shopping centers:
Spring Hill Plaza	9/17/2019	8,016	8,167	10/1/2031	3.72%	Fixed rate	N/A
Parkway Town Centre	9/17/2019	7,917	8,067	10/1/2031	3.72%	Fixed rate	N/A
Woodstock Crossing	8/8/2014	2,833	2,877	9/1/2021	4.71%	Fixed rate	N/A
Deltona Landings	8/16/2019	6,178	6,289	9/1/2029	4.18%	Fixed rate	N/A
Powder Springs	8/13/2019	7,800	7,951	9/1/2029	3.65%	Fixed rate	(3)
Barclay Crossing	8/16/2019	6,124	6,233	9/1/2029	4.18%	Fixed rate	N/A
Parkway Centre	8/16/2019	4,450	4,530	9/1/2029	4.18%	Fixed rate	N/A
The Market at Salem Cove	10/6/2014	8,936	9,075	11/1/2024	4.21%	Fixed rate	N/A
Independence Square	8/27/2015	11,253	11,455	9/1/2022	3.93%	Fixed rate	N/A
Royal Lakes Marketplace	4/12/2019	9,403	9,572	5/1/2029	4.29%	Fixed rate	N/A
The Overlook at Hamilton Place	12/22/2015	19,195	19,509	1/1/2026	4.19%	Fixed rate	N/A
Summit Point	10/30/2015	11,213	11,494	11/1/2022	3.57%	Fixed rate	N/A
East Gate Shopping Center	4/29/2016	5,158	5,277	5/1/2026	3.97%	Fixed rate	N/A
Fury's Ferry	4/29/2016	5,959	6,096	5/1/2026	3.97%	Fixed rate	N/A
Rosewood Shopping Center	4/29/2016	4,002	4,095	5/1/2026	3.97%	Fixed rate	N/A
Southgate Village	4/29/2016	7,115	7,279	5/1/2026	3.97%	Fixed rate	N/A
The Market at Victory Village	5/16/2016	8,792	8,911	9/11/2024	4.40%	Fixed rate	N/A
Wade Green Village	4/7/2016	7,530	7,655	5/1/2026	4.00%	Fixed rate	N/A
Lakeland Plaza	7/15/2016	26,842	27,459	8/1/2026	3.85%	Fixed rate	N/A
University Palms	8/8/2016	12,129	12,421	9/1/2026	3.45%	Fixed rate	N/A

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 13

Table continued from previous page		Principal balance as of						Interest only through date (1)
	Acquisition/ refinancing date	September 30, 2020	December 31, 2019	Maturity date	Interest rate	Basis point spread over 1 Month LIBOR
		(in thousands)
Cherokee Plaza	4/12/2019	24,427	24,867	5/1/2027	4.28%	Fixed rate		N/A
Sandy Plains Exchange	8/8/2016	8,473	8,676	9/1/2026	3.45%	Fixed rate		N/A
Thompson Bridge Commons	8/8/2016	11,326	11,599	9/1/2026	3.45%	Fixed rate		N/A
Heritage Station	8/8/2016	8,383	8,585	9/1/2026	3.45%	Fixed rate		N/A
Oak Park Village	8/8/2016	8,651	8,859	9/1/2026	3.45%	Fixed rate		N/A
Shoppes of Parkland	8/8/2016	15,489	15,702	9/1/2023	4.67%	Fixed rate		N/A
Champions Village	10/18/2016	27,400	27,400	11/1/2021	3.25%	300	(4)	11/1/2021
Castleberry-Southard	4/21/2017	10,791	10,959	5/1/2027	3.99%	Fixed rate		N/A
Rockbridge Village	6/6/2017	13,383	13,597	7/5/2027	3.73%	Fixed rate		N/A
Irmo Station	7/26/2017	9,829	10,038	8/1/2030	3.94%	Fixed rate		N/A
Maynard Crossing	8/25/2017	17,079	17,449	9/1/2032	3.74%	Fixed rate		N/A
Woodmont Village	9/8/2017	8,153	8,320	10/1/2027	4.13%	Fixed rate		N/A
West Town Market	9/22/2017	8,321	8,503	10/1/2025	3.65%	Fixed rate		N/A
Crossroads Market	12/5/2017	17,746	18,112	1/1/2030	3.95%	Fixed rate		N/A
Anderson Central	3/16/2018	11,320	11,539	4/1/2028	4.32%	Fixed rate		N/A
Greensboro Village	5/22/2018	8,093	8,250	6/1/2028	4.20%	Fixed rate		N/A
Governors Towne Square	5/22/2018	10,768	10,976	6/1/2028	4.20%	Fixed rate		N/A
Conway Plaza	6/29/2018	9,419	9,549	7/5/2028	4.29%	Fixed rate		N/A
Brawley Commons	7/6/2018	17,632	17,963	8/1/2028	4.36%	Fixed rate		N/A
Hollymead Town Center	12/21/2018	26,296	26,758	1/1/2029	4.64%	Fixed rate		N/A
Gayton Crossing	1/17/2019	17,379	17,679	2/1/2029	4.71%	Fixed rate		N/A
Free State Shopping Center	5/28/2019	45,763	46,391	6/1/2029	3.99%	Fixed rate		N/A
Polo Grounds Mall	6/12/2019	13,047	13,227	7/1/2034	3.93%	Fixed rate		N/A
Disston Plaza	6/12/2019	17,661	17,905	7/1/2034	3.93%	Fixed rate		N/A
Fairfield Shopping Center	8/16/2019	19,750	19,750	8/16/2026	2.21%	205		8/16/2022
Berry Town Center	11/14/2019	11,852	12,025	12/1/2034	3.49%	Fixed rate		N/A
Hanover Shopping Center	12/19/2019	31,417	32,000	12/19/2026	3.62%	Fixed rate		N/A
Wakefield Crossing	1/29/2020	7,777	—	2/1/2032	3.66%	Fixed rate		N/A

Total grocery-anchored shopping centers (5)		618,470	621,090

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 14

Table continued from previous page		Principal balance as of						Interest only through date (1)
	Acquisition/ refinancing date	September 30, 2020	December 31, 2019	Maturity date	Interest rate	Basis point spread over 1 Month LIBOR
		(in thousands)
Student housing properties:
North by Northwest	6/1/2016	30,594	31,209	10/1/2022	4.02%	Fixed rate		N/A
SoL	10/31/2018	35,238	35,656	11/1/2028	4.71%	Fixed rate		N/A
Stadium Village	10/27/2017	44,561	45,228	11/1/2024	3.80%	Fixed rate		N/A
Ursa	12/18/2017	—	31,400	1/5/2020	N/A	N/A		N/A
The Tradition	5/10/2018	30,000	30,000	6/6/2021	5.45%	375	(6)	6/6/2021
Knightshade	5/31/2018	47,125	47,125	9/1/2025	4.09%	Fixed rate		9/30/2020
The Bloc	6/27/2018	28,966	28,966	7/9/2021	5.25%	355	(7)	7/9/2021

Total student housing properties		216,484	249,584

Office buildings:
Brookwood Center	8/29/2016	30,124	30,716	9/10/2031	3.52%	Fixed rate		N/A
Galleria 75	11/4/2016	5,184	5,340	7/1/2022	4.25%	Fixed rate		N/A
Three Ravinia	12/30/2016	115,500	115,500	1/1/2042	4.46%	Fixed rate		1/31/2022
Westridge at La Cantera	11/13/2017	50,801	51,834	12/10/2028	4.10%	Fixed rate		N/A
Armour Yards	1/29/2018	39,600	40,000	2/1/2028	4.10%	Fixed rate		N/A
150 Fayetteville	7/31/2018	114,243	114,400	8/10/2028	4.27%	Fixed rate		9/9/2020
Capitol Towers	12/20/2018	123,252	124,814	1/10/2037	4.60%	Fixed rate		N/A
CAPTRUST Tower	7/25/2019	82,650	82,650	8/1/2029	3.61%	Fixed rate		7/31/2029
Morrocroft Centre	3/19/2020	70,000	—	4/10/2033	3.40%	Fixed rate		4/10/2025
251 Armour Yards (8)	1/22/2020	3,522	—	1/22/2025	4.50%	Fixed rate		1/21/2023

Total office buildings		634,876	565,254
Grand total		2,814,169	2,609,829
Less: deferred loan costs		(44,338)	(38,185)
Less: below market debt adjustment		(4,038)	(4,622)
Mortgage notes, net		$2,765,793	$2,567,022

Footnotes to Mortgage Notes Table

(1) Following the indicated interest only period (where applicable), monthly payments of accrued interest and principal are based on a 25 to 35-year amortization period through the maturity date.
(2) The mortgage instrument was assumed as part of the sales transaction; the 1 Month LIBOR index is capped at 5.0%, resulting in a cap on the combined rate of 6.6%.
(3) The mortgage has interest-only payment terms for the periods of June 1, 2023 through May 1, 2024 and from June 1, 2028 through May 1, 2029.
(4) The interest rate has a floor of 3.25%.
(5) Excludes mortgage debt on the Neapolitan Way grocery-anchored shopping center, which is held in an unconsolidated joint venture.
(6) The interest rate has a floor of 5.45%.
(7) The interest rate has a floor of 5.25%.
(8) A construction loan financing redevelopment of the property.
THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 15

Multifamily Communities

As of September 30, 2020, our multifamily community portfolio consisted of the following properties:

				Three months ended September 30, 2020
Property	Location	Number of units	Average unit size (sq. ft.)	Average physical occupancy	Average rent per unit

Same-Store Communities:
Aldridge at Town Village	Atlanta, GA	300	969	96.1%	$1,409
Green Park	Atlanta, GA	310	985	96.7%	$1,483
Overton Rise	Atlanta, GA	294	1,018	97.6%	$1,593
Summit Crossing I	Atlanta, GA	345	1,034	97.6%	$1,242
Summit Crossing II	Atlanta, GA	140	1,100	97.9%	$1,337
The Reserve at Summit Crossing	Atlanta, GA	172	1,002	95.5%	$1,374
Avenues at Cypress	Houston, TX	240	1,170	95.8%	$1,454
Avenues at Northpointe	Houston, TX	280	1,167	95.4%	$1,408
Vineyards	Houston, TX	369	1,122	95.1%	$1,205
Avenues at Creekside	San Antonio, TX	395	974	95.6%	$1,201
Aster at Lely Resort	Naples, FL	308	1,071	94.0%	$1,438
Sorrel	Jacksonville, FL	290	1,048	94.9%	$1,336
Lux at Sorrel	Jacksonville, FL	265	1,025	95.1%	$1,394
525 Avalon Park	Orlando, FL	487	1,394	94.4%	$1,512
Citi Lakes	Orlando, FL	346	984	94.0%	$1,465
Luxe at Lakewood Ranch	Sarasota, FL	280	1,105	96.0%	$1,492
Venue at Lakewood Ranch	Sarasota, FL	237	1,001	92.3%	$1,536
Crosstown Walk	Tampa, FL	342	1,070	96.0%	$1,334
Overlook at Crosstown Walk	Tampa, FL	180	986	96.9%	$1,404
Citrus Village	Tampa, FL	296	980	95.6%	$1,336
Lenox Village	Nashville, TN	273	906	95.5%	$1,319
Regent at Lenox	Nashville, TN	18	1,072	98.1%	$1,359
Retreat at Lenox	Nashville, TN	183	773	96.0%	$1,254
CityPark View	Charlotte, NC	284	948	96.0%	$1,169
CityPark View South	Charlotte, NC	200	1,005	93.7%	$1,283
Colony at Centerpointe	Richmond, VA	255	1,149	98.3%	$1,383
Founders Village	Williamsburg, VA	247	1,070	96.1%	$1,397
Retreat at Greystone	Birmingham, AL	312	1,100	97.0%	$1,356
Vestavia Reserve	Birmingham, AL	272	1,113	97.1%	$1,561
Adara Overland Park	Kansas City, KS	260	1,116	94.6%	$1,403
Claiborne Crossing	Louisville, KY	242	1,204	97.1%	$1,342
City Vista	Pittsburgh, PA	272	1,023	92.4%	$1,450

Total/Average Same-Store Communities		8,694		95.6%

Stabilized Communities:
Stone Creek	Houston, TX	246	852	94.4%	$1,203
Artisan at Viera	Melbourne, FL	259	1,070	94.3%	$1,694
Village at Baldwin Park	Orlando, FL	528	1,069	94.9%	$1,677
Parkside at the Beach	Panama City Beach, FL	288	1,041	95.5%	$1,398
Lodge at Hidden River	Tampa, FL	300	980	95.4%	$1,387
Five Oaks at Westchase	Tampa, FL	218	983	94.6%	$1,510
Wiregrass Ranch	Tampa, FL	392	973	96.9%	$1,479

Total/Average Stabilized Communities		2,231		95.6%

Total multifamily community units		10,925

    For the three-month period ended September 30, 2020, our average same-store multifamily communities' physical occupancy was 95.6%. We calculate average same-store physical occupancy for quarterly periods as the average number of occupied units on the 20th day of each of the trailing three months from the reporting period end date and that have been owned for at least 15 full months as of the end of the first quarter of each year. We exclude the operating results of properties for which construction of adjacent phases has commenced, properties which are undergoing significant capital projects, have sustained
THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 16

significant casualty losses, or are being marketed for sale as of the end of the reporting period. We believe "Same Property" information is useful as it allows both management and investors to gauge our management effectiveness via comparisons of financial and operational results between interim and annual periods for those subsets of multifamily communities owned for current and prior comparative periods.

    For the three-month period ended September 30, 2020, our average stabilized physical occupancy was 95.6%. We calculate average stabilized physical occupancy for quarterly periods as the average number of occupied units on the 20th day of each of the trailing three months from the reporting period end date.

    For the three-month period ended September 30, 2020, our average economic occupancy was 95.4%. We define average economic occupancy as market rent reduced by vacancy losses, expressed as a percentage. All of our multifamily properties are included in these calculations except for properties which are not yet stabilized (which we define as properties having first achieved 93% physical occupancy for three full months in a quarter), properties which are owned for less than the entire reporting period and properties which are undergoing significant capital projects, have sustained significant casualty losses or are adding additional phases. We also exclude properties which are currently being marketed for sale, of which we had none at September 30, 2020. Average economic occupancy is useful both to management and investors as a gauge of our effectiveness in realizing the full revenue generating potential of our multifamily communities given market rents and occupancy rates. All of our multifamily communities were stabilized for the three-month period ended September 30, 2020.

Student Housing Properties

    As of September 30, 2020, our student housing portfolio consisted of the following properties:

					Three months ended September 30, 2020
Property	Location	Number of units	Number of beds	Average unit size (sq. ft.)	Average physical occupancy	Average rent per bed
Student housing properties:
North by Northwest	Tallahassee, FL	219	679	1,250	92.2%	$696
SoL	Tempe, AZ	224	639	1,296	99.3%	$740
Stadium Village (1)	Atlanta, GA	198	792	1,466	93.0%	$721
Ursa (1)	Waco, TX	250	840	1,634	98.6%	$600
The Tradition	College Station, TX	427	808	539	92.6%	$567
Knightshade	Orlando, FL	221	894	2,036	95.8%	$787
The Bloc	Lubbock, TX	140	556	1,394	93.5%	$523
Rush	Charlotte, NC	332	887	1,224	97.7%	$765

Total/Average		2,011	6,095		95.4%	$681

(1) The Company acquired and owns an approximate 99% equity interest in a joint venture which owns both Stadium Village and Ursa.

Capital Expenditures

    We regularly incur capital expenditures related to our owned multifamily communities and student housing properties. Capital expenditures may be nonrecurring and discretionary, as part of a strategic plan intended to increase a property’s value and corresponding revenue-generating ability, or may be normally recurring and necessary to maintain the income streams and present value of a property. Certain capital expenditures may be budgeted and reserved for upon acquiring a property as initial expenditures necessary to bring a property up to our standards or to add features or amenities that we believe make the property a compelling value to prospective residents in its individual market. These budgeted nonrecurring capital expenditures in connection with an acquisition are funded from the capital source(s) for the acquisition and are not dependent upon subsequent property operating cash flows for funding. Since the onset of COVID, all nonrecurring and discretionary capital expenditures have been reviewed individually and approved on as needed basis. There are regular recurring and life safety/operational capital expenditures which remain necessary for the continued normal operation of our properties. These have continued without interruption.

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 17

    For the three-month period ended September 30, 2020, our capital expenditures for multifamily communities consisted of:

	Capital Expenditures - Multifamily Communities
	Recurring		Non-recurring		Total
(in thousands, except per-unit figures)	Amount	Per Unit	Amount	Per Unit	Amount	Per Unit
Appliances	$178	$16.28	$—	$—	$178	$16.28
Carpets	531	48.90	—	—	531	48.90
Wood / vinyl flooring	42	3.94	125	11.51	167	15.45
Mini blinds and ceiling fans	72	6.66	—	—	72	6.66
Fire safety	—	—	220	20.40	220	20.40
HVAC	254	23.49	—	—	254	23.49
Computers, equipment, misc.	25	2.22	109	10.08	134	12.30
Elevators	—	—	25	2.24	25	2.24
Exterior painting	—	—	53	4.24	53	4.24
Leasing office and other common amenities	11	1.02	292	26.88	303	27.90
Major structural projects	—	—	1,073	99.80	1,073	99.80
Cabinets and countertop upgrades	—	—	416	38.66	416	38.66
Landscaping and fencing	—	—	15	1.09	15	1.09
Parking lot	—	—	36	3.32	36	3.32
Signage and sanitation	—	—	58	5.37	58	5.37
Totals	$1,113	$102.51	$2,422	$223.59	$3,535	$326.10

    For the three-month period ended September 30, 2020, our capital expenditures for student housing properties consisted of:

	Capital Expenditures - Student Housing Properties
	Recurring		Non-recurring		Total
(in thousands, except per-bed figures)	Amount	Per Bed	Amount	Per Bed	Amount	Per Bed
Appliances	$49	$8.16	$—	$—	$49	$8.16
Carpets	198	32.45	—	—	198	32.45
Wood / vinyl flooring	9	1.50	—	—	9	1.50
Mini blinds and ceiling fans	17	2.81	—	—	17	2.81
Fire safety	—	—	41	6.76	41	6.76
HVAC	101	16.52	—	—	101	16.52
Computers, equipment, misc.	42	6.94	58	9.54	100	16.48
Elevators	—	—	—	—	—	—
Exterior painting	—	—	—	—	—	—
Leasing office and other common amenities	—	—	46	7.68	46	7.68
Major structural projects	—	—	150	24.49	150	24.49
Cabinets and counter top upgrades	—	—	8	1.26	8	1.26
Landscaping and fencing	—	—	—	—	—	—
Parking lot	—	—	5	0.88	5	0.88
Signage and sanitation	—	—	14	2.17	14	2.17
Unit furniture	127	20.72	—	—	127	20.72
Totals	$543	$89.10	$322	$52.78	$865	$141.88

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 18

Grocery-Anchored Shopping Center Portfolio
    As of September 30, 2020, our grocery-anchored shopping center portfolio consisted of the following properties:

Property name	Location	Year built	GLA (1)		Percent leased	Grocery anchor tenant

Castleberry-Southard	Atlanta, GA	2006	80,018		100.0%	Publix
Cherokee Plaza	Atlanta, GA	1958	102,864		100.0%	Kroger
Governors Towne Square	Atlanta, GA	2004	68,658		95.9%	Publix
Lakeland Plaza	Atlanta, GA	1990	301,711		95.3%	Sprouts
Powder Springs	Atlanta, GA	1999	77,853		92.5%	Publix
Rockbridge Village	Atlanta, GA	2005	102,432		84.4%	Kroger
Roswell Wieuca Shopping Center	Atlanta, GA	2007	74,370		100.0%	The Fresh Market
Royal Lakes Marketplace	Atlanta, GA	2008	119,493		93.9%	Kroger
Sandy Plains Exchange	Atlanta, GA	1997	72,784		93.8%	Publix
Summit Point	Atlanta, GA	2004	111,970		88.2%	Publix
Thompson Bridge Commons	Atlanta, GA	2001	92,587		97.5%	Kroger
Wade Green Village	Atlanta, GA	1993	74,978		88.7%	Publix
Woodmont Village	Atlanta, GA	2002	85,639		97.2%	Kroger
Woodstock Crossing	Atlanta, GA	1994	66,122		100.0%	Kroger
East Gate Shopping Center	Augusta, GA	1995	75,716		92.2%	Publix
Fury's Ferry	Augusta, GA	1996	70,458		98.0%	Publix
Parkway Centre	Columbus, GA	1999	53,088		95.1%	Publix
Greensboro Village	Nashville, TN	2005	70,203		98.3%	Publix
Spring Hill Plaza	Nashville, TN	2005	66,693		100.0%	Publix
Parkway Town Centre	Nashville, TN	2005	65,587		100.0%	Publix
The Market at Salem Cove	Nashville, TN	2010	62,356		100.0%	Publix
The Market at Victory Village	Nashville, TN	2007	71,300		97.9%	Publix
The Overlook at Hamilton Place	Chattanooga, TN	1992	213,095		99.3%	The Fresh Market
Shoppes of Parkland	Miami-Ft. Lauderdale, FL	2000	145,720		100.0%	BJ's Wholesale Club
Crossroads Market	Naples, FL	1993	126,895		100.0%	Publix
Neapolitan Way (5)	Naples, FL	1985	137,580		90.6%	Publix
Berry Town Center	Orlando, FL	2003	99,441		84.2%	Publix
Deltona Landings	Orlando, FL	1999	59,966		98.4%	Publix
University Palms	Orlando, FL	1993	99,172		98.9%	Publix
Disston Plaza	Tampa-St. Petersburg, FL	1954	129,150		97.5%	Publix
Barclay Crossing	Tampa, FL	1998	54,958		100.0%	Publix
Polo Grounds Mall	West Palm Beach, FL	1966	130,285		100.0%	Publix
Kingwood Glen	Houston, TX	1998	103,397		97.1%	Kroger
Independence Square	Dallas, TX	1977	140,218		86.1%	Tom Thumb
Midway Market	Dallas, TX	2002	85,599		90.3%	Kroger
Oak Park Village	San Antonio, TX	1970	64,855		100.0%	H.E.B.
Irmo Station	Columbia, SC	1980	99,384		90.8%	Kroger
Rosewood Shopping Center	Columbia, SC	2002	36,887		93.5%	Publix
Anderson Central	Greenville Spartanburg, SC	1999	223,211		93.3%	Walmart
Fairview Market	Greenville Spartanburg, SC	1998	46,303		97.0%	Aldi
Brawley Commons	Charlotte, NC	1997	122,028		99.2%	Publix
West Town Market	Charlotte, NC	2004	67,883		97.7%	Harris Teeter
Heritage Station	Raleigh, NC	2004	72,946		100.0%	Harris Teeter
Maynard Crossing	Raleigh, NC	1996	122,781		92.7%	Harris Teeter
Wakefield Crossing	Raleigh, NC	2001	75,927		98.2%	Food Lion
Southgate Village	Birmingham, AL	1988	75,092		96.8%	Publix
Hollymead Town Center	Charlottesville, VA	2005	158,807		92.8%	Harris Teeter
Free State Shopping Center	Washington, DC	1970	264,152		97.3%	Giant

			4,922,612		95.6%
Redevelopment properties:
Champions Village	Houston, TX	1973	383,346		78.8%	Randalls
Sweetgrass Corner	Charleston, SC	1999	89,124		29.1%	(2)
Conway Plaza	Orlando, FL	1966	117,705		83.4%	Publix
Hanover Center (4)	Wilmington, NC	1954	305,346		93.5%	Harris Teeter
Gayton Crossing	Richmond, VA	1983	158,316	(3)	78.7%	Kroger
Fairfield Shopping Center (4)	Virginia Beach, VA	1985	231,829		86.5%	Food Lion

			1,285,666		80.6%
Grand total/weighted average			6,208,278		92.5%

(1) Gross leasable area, or GLA, represents the total amount of property square footage that can be leased to tenants.
(2) Bi-Lo (the former anchor tenant) had extended their term through April 30, 2019 and had no further right or option to extend their lease.
THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 19

(3) The GLA figure shown excludes the GLA of the Kroger store, which is owned by others.
(4) Property is owned through a consolidated joint venture.
(5) Investment in an unconsolidated joint venture that is not prorated for our ownership percentage.

    As of September 30, 2020, our grocery-anchored shopping center portfolio was 92.5% leased. We define percent leased as the percentage of gross leasable area that is leased, including non-cancelable lease agreements that have been signed which have not yet commenced. This metric is used by management to gauge the extent to which our grocery-anchored shopping centers are delivering their total potential rental and other revenues.

    Details regarding lease expirations (assuming no exercises of tenant renewal options) within our grocery-anchored shopping center portfolio as of September 30, 2020 were:

	Totals
	Number of leases	Leased GLA		Percent of leased GLA

Month to month	15	26,829		0.5%
2020	28	65,785		1.2%
2021	163	543,700		9.5%
2022	179	623,975		10.9%
2023	141	675,024		11.8%
2024	126	1,157,997		20.2%
2025	115	961,966		16.8%
2026	37	311,271		5.4%
2027	29	204,881		3.6%
2028	29	359,151		6.3%
2029	25	151,566		2.6%
2030 +	33	658,168		11.2%

Total	920	5,740,313	5740313	100.0%

    The Company's grocery-anchored shopping center portfolio contained the following anchor tenants as of September 30, 2020:

Tenant	GLA	Percent of total GLA
Publix	1,179,030	19.0%
Kroger	581,593	9.4%
Harris Teeter	273,273	4.4%
Wal-Mart	183,211	3.0%
BJ's Wholesale Club	108,532	1.7%
Food Lion	76,523	1.2%
Giant	73,149	1.2%
Randall's	61,604	1.0%
H.E.B	54,844	0.9%
Tom Thumb	43,600	0.7%
The Fresh Market	43,321	0.7%
Sprouts	29,855	0.5%
Aldi	23,622	0.4%

Total	2,732,157	44.1%

    The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 will present income statements of New Market Properties, LLC within the Results of Operations section of Management's Discussion and Analysis of Financial Condition and Results of Operations.

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 20

    Second-generation capital expenditures within our grocery-anchored shopping center portfolio by property for the third quarter 2020 totaled approximately $1.1 million. Second-generation capital expenditures exclude those expenditures made in our grocery-anchored shopping center and office building portfolios (i) to lease space to "first generation" tenants (i.e. leasing capital for existing vacancies and known move-outs at the time of acquisition), (ii) to bring recently acquired properties up to our ownership standards, and (iii) for property redevelopments and repositioning.

Office Building Portfolio

    As of September 30, 2020, our office building portfolio consisted of the following properties:

Property Name	Location	GLA	Percent leased
Three Ravinia	Atlanta, GA	814,000	95%
150 Fayetteville	Raleigh, NC	560,000	91%
Capitol Towers	Charlotte, NC	479,000	98%
CAPTRUST Tower	Raleigh, NC	300,000	99%
Westridge at La Cantera	San Antonio, TX	258,000	100%
Morrocroft Centre	Charlotte, NC	291,000	92%
Armour Yards	Atlanta, GA	187,000	91%
Brookwood Center	Birmingham, AL	169,000	100%
Galleria 75	Atlanta, GA	111,000	97%

Total/Average		3,169,000	96%

The Company's office building portfolio includes the following significant tenants:

	Rentable square footage	Percent of Annual Base Rent	Annual Base Rent (in thousands)
InterContinental Hotels Group	520,000	14.2%	$12,276
Albemarle	162,000	6.7%	5,727
CapFinancial	105,000	4.3%	3,733
USAA	129,000	3.7%	3,196
Vericast	129,000	3.4%	2,953

Total	1,045,000	32.3%	$27,885

    The Company defines Annual Base Rent as the current monthly base rent annualized under the respective leases.

    The Company's leased square footage of its office building portfolio expires according to the following schedule:

Office building portfolio
		Percent of
Year of lease expiration	Rented square	rented
	feet	square feet
2020	48,000	1.6%
2021	224,000	7.5%
2022	112,000	3.7%
2023	127,000	4.3%
2024	268,000	9.0%
2025	255,000	8.5%
2026	266,000	8.9%
2027	328,000	11.0%
2028	239,000	8.0%
2029	57,000	1.9%
2030+	1,064,000	35.6%

Total	2,988,000	100.0%
THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 21

    The Company recognized second-generation capital expenditures within its office building portfolio of approximately $211,000 during the third quarter 2020.

Definitions of Non-GAAP Measures

    We disclose FFO, Core FFO, AFFO and NOI, each of which meet the definition of a “non-GAAP financial measure”, as set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result we are required to include in this filing a statement of why the Company believes that presentation of these measures provides useful information to investors. The non-GAAP measures of FFO, Core FFO, AFFO and NOI should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further FFO, Core FFO, AFFO and NOI should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

Funds From Operations Attributable to Common Stockholders and Unitholders (“FFO”)

    FFO is one of the most commonly utilized Non-GAAP measures currently in practice. In its 2002 “White Paper on Funds From Operations,” which was restated in 2018, the National Association of Real Estate Investment Trusts, or NAREIT, standardized the definition of how Net income/loss should be adjusted to arrive at FFO, in the interests of uniformity and comparability. We have adopted the NAREIT definition for computing FFO as a meaningful supplemental gauge of our operating results, and as is most often presented by other REIT industry participants.

    The NAREIT definition of FFO (and the one reported by the Company) is:

Net income/loss, excluding:
◦depreciation and amortization related to real estate;
◦gains and losses from the sale of certain real estate assets;
◦gains and losses from change in control and
◦impairment writedowns of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

    Not all companies necessarily utilize the standardized NAREIT definition of FFO, so caution should be taken in comparing the Company’s reported FFO results to those of other companies. The Company’s FFO results are comparable to the FFO results of other companies that follow the NAREIT definition of FFO and report these figures on that basis. FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Core Funds From Operations Attributable to Common Stockholders and Unitholders (“Core FFO”)

    The Company makes adjustments to FFO to remove costs incurred and revenues recorded that are singular in nature and outside the normal operations of the Company and portray its primary operational results. The Company calculates Core FFO as:

FFO, plus:
• acquisition and pursuit (dead deal) costs;
• Loan cost amortization on acquisition term notes and loan coordination fees;
• losses on debt extinguishments or refinancing costs;
• internalization costs;
• expenses incurred on the potential call of preferred stock;
• deemed dividends for redemptions of and non-cash dividends on preferred stock;
• Expenses related to the COVID-19 global pandemic; and

Less:
• earnest money forfeitures by prospective asset purchasers.

THIRD QUARTER 2020 - EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL DATA | S - 22

Core FFO figures reported by us may not be comparable to Core FFO figures reported by other companies. We utilize Core FFO as a supplemental measure of the operating performance of our portfolio of real estate assets. We believe Core FFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of Core FFO removes costs incurred and revenues recorded that are often singular in nature and outside the normal operations of the Company, we believe it improves comparability to investors in assessing our core operating results across periods. Core FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders.

Adjusted Funds From Operations Attributable to Common Stockholders and Unitholders (“AFFO”)

    AFFO makes further adjustments to Core FFO results in order to arrive at a more refined measure of operating and financial performance. There is no industry standard definition of AFFO and practice is divergent across the industry. The Company calculates AFFO as:

Core FFO, plus:
• non-cash equity compensation to directors and executives;
• amortization of loan closing costs;
• weather-related property operating losses;
• amortization of loan coordination fees paid to the Manager;
• depreciation and amortization of non-real estate assets;
• non-cash (income) expense for current expected credit losses;
• net loan origination fees received;
• accrued interest income received;
• cash received for purchase option terminations;
• non-operating miscellaneous revenues;
• non-cash dividends on Series M Preferred Stock and mShares; and
• amortization of lease inducements;

Less:
• non-cash loan interest income;
• cash paid for loan closing costs;
• amortization of acquired real estate intangible liabilities;
• amortization of straight line rent adjustments and deferred revenues; and
• normally-recurring capital expenditures and capitalized second generation leasing costs.

    AFFO figures reported by us may not be comparable to those AFFO figures reported by other companies. We utilize AFFO as another measure of the operating performance of our portfolio of real estate assets. We believe AFFO is useful to investors as a supplemental gauge of our operating performance and may be useful in comparing our operating performance with other real estate companies. Since our calculation of AFFO removes other significant non-cash charges and revenues and other costs which are not representative of our ongoing business operations, we believe it improves comparability to investors in assessing our core operating results across periods. AFFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, net income/loss available to common stockholders. FFO, Core FFO and AFFO are not considered measures of liquidity and are not alternatives to measures calculated under GAAP.

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Multifamily Communities' Same-Store Net Operating Income (“NOI”)

    We use same store net operating income as an operational metric for our same-store communities, enabling comparisons of those properties’ operating results between the current reporting period and the prior year comparative period. We define our population of same-store communities as those that are stabilized and that have been owned for at least 15 full months, as of the end of the first quarter of each year, and exclude the operating results of properties for which construction of adjacent phases has commenced, and properties which are undergoing significant capital projects, have sustained significant casualty losses, or are being marketed for sale as of the end of the reporting period. We define net operating income as rental and other property revenues, less total property and maintenance expenses, property management fees, real estate taxes, general and administrative expenses, and property insurance. We believe that net operating income is an important supplemental measure of operating performance for REITs because it provides measures of core operations, rather than factoring in depreciation and amortization, financing costs, acquisition costs, and other corporate expenses. Net operating income is a widely utilized measure of comparative operating performance in the REIT industry, but is not a substitute for the most comparable GAAP-compliant measure, net income/loss.

About Preferred Apartment Communities, Inc.

    Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers, Class A office buildings, and student housing properties. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans for multifamily properties. As of September 30, 2020, the Company owned or was invested in 125 properties in 15 states, predominantly in the Southeast region of the United States.

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